Exhibit 10.1

February 28, 2008

Mr. Jean-Marc Huet

1015 BG Amsterdam,

The Netherlands

Dear Mr. Huet,

On behalf of Bristol-Myers Squibb Company, I am pleased to extend our offer to you to join the Company as Senior Vice President & Chief Financial Officer. In this position, you will report to Jim Cornelius, Chief Executive Officer, and you will be a member of the Management Council. Your position will be based in Lawrenceville, New Jersey. I trust that in your conversation with us you have developed a good understanding of the responsibilities and obligations of the position.

Base Salary

Your base salary will be $900,000.00 per year and will be paid bi-weekly. The Bristol-Myers Squibb salary program provides for annual salary reviews. You will be eligible for your first annual review in March of 2009.

Incentive Plan

You will also be a participant in the Bristol-Myers Squibb Performance Incentive Plan, our annual bonus plan. Your salary grade will be E13 and your target award will be 120% of your base salary (applicable target based on grade level). Payment of your bonus will be based on your individual performance while funding of the company bonus pool will be based on the achievement of corporate financial objectives. You will be credited with one-twelfth of your annual bonus opportunity for each month you are employed. If you join the Company on any day other than the first of a given month, you will still be credited with a full month of bonus opportunity (i.e., one-twelfth of your annual bonus for that month). The 2008 bonus is payable in March of 2009.

Bonus Deferment

As an executive of Bristol-Myers Squibb, you are eligible to defer up to 100% of your annual bonus. If you would like to defer all or a portion of your current-year bonus, you must file an election form with Global Compensation within 30 days of your start date. In some cases, there may be tax law restrictions on the amount you may defer in the year you begin working for the Company. Please contact Rich Lodato at 609-252-3225 if you would like more information about the Deferred Compensation Plan and/or to obtain a deferral election form.

Stock Options

Upon joining Bristol-Myers Squibb, you will receive a grant of 290,600 stock options (the “Stock Option Grant”) under the Bristol-Myers Squibb 2007 Stock Award and Incentive Plan (“2007 Stock Plan”). This award includes 195,600 options that were communicated to you originally plus 95,000 additional options. At your request, the additional options are being granted in place of 18,000 restricted stock units that were also communicated to you originally. Grant date shall mean the first business day of the month following your hire date (or your hire date if it falls on the first business day of the month). Shares will vest 25% per year in years one through four following your grant date. You will continue to be eligible to receive an annual stock option award during the course of your employment with Bristol-Myers Squibb beginning in 2009. Annual grants are made in March.

Mr. Jean-Marc Huet	February 28, 2008
Executive Offer Letter	Page 2

Restricted Stock Units

Upon joining Bristol-Myers Squibb, you will receive 16,500 restricted stock units (the “RSU Grant”) under the 2007 Stock Plan. Contingent on your continued employment with the Company, these units will vest 25% per year over four years following the grant date. Grant date shall mean the first business day of the month following your hire date (or your hire date if it falls on the first business day of the month). Dividend equivalents will be paid as ordinary income on unvested stock units throughout the vesting period. The RSU Grant is subject to the terms and conditions of the 2007 Stock Plan and the restricted stock unit agreement setting forth the RSU Grant. Pursuant to the vesting of your RSU Grant, RSUs will be settled as soon as administratively practicable by delivery of Bristol-Myers Squibb Common Stock, par value $0.10 per share, and in no event shall such delivery be later than March 15th of the calendar year following the expiration of the applicable vesting period. It is the intention of the preceding sentence that delivery of shares underlying vested RSUs comply with the short-term deferral exemption under IRC Section 409A. You will be eligible to receive RSU grants annually beginning in 2009 consistent with your grade level and based on your performance. Annual grants are generally made in March.

Long-Term Performance Award

You will be eligible to participate in the Long-Term Performance Award Plan, commencing with the 2008-2010 performance period. You will receive an award of 44,000 performance shares under the 2008-2010 Long-Term Performance Award Plan, and you will be eligible to participate in the Plan for the full 36-month performance period. This award is payable in March of 2011. Details of this program will be communicated upon hire. You will be eligible to receive Long-Term Performance Awards annually beginning in 2009 consistent with your grade level and based on your performance. Grants are generally communicated in March and apply to a three-year performance period beginning on January 1st of the year in which the grant is communicated.

Transition Payment

You will receive a one-time transition payment of $100,000.00 to be paid within 30 days of your hire date. The company will report this payment as ordinary income subject to regular income tax withholding. Should you terminate your employment voluntarily, other than for “good reason”, or if you are terminated “for cause” within twelve months of your start date, you will be required to repay the entirety of this transition payment.

Severance Protection

In the event you terminate involuntarily, other than for cause, or if you terminate for good reason, you will receive a severance benefit equal to two years of base salary, or such greater amount if provided for under the terms and conditions of the Bristol-Myers Squibb Senior Executive Severance Plan (“Severance Plan”) at the time of termination, provided you execute a General Release and certain additional restrictive covenants and obligations of you, as described in the Severance Plan.

Vacation

You will be eligible for four weeks of vacation. Vacation is earned at a rate of 10 percent of the annual allotment per month for each full month worked for each calendar year. A full vacation allotment is earned by working ten months of the calendar year, not to exceed 100% of the year’s vacation allotment. Employees with a start date on or before the 15th day of the month will earn a full month’s accrual. Employees with a start date after the 15th day of the month will not accrue vacation credit for that month.

Relocation

Under our Relocation Policy, you will be reimbursed for all reasonable expenses associated with your move to New Jersey.

Kris Gering Henke in Relocation Services will be managing your relocation. Kris can be reached at 609-419-5523.

Mr. Jean-Marc Huet	February 28, 2008
Executive Offer Letter	Page 3

Benefits Programs and Coverage

You are eligible to participate in the following benefit plans on your first day of employment: the Flexible Benefit Plan (offering choices of medical, dental, reimbursement account plans and employee and dependent life insurance coverages); the Short-Term and Long-Term Disability Plans; the Travel Accident Plan; and long-term care insurance. In addition, you are eligible to participate in two retirement plans: the Bristol-Myers Squibb Company Savings and Investment Program as well as the Bristol-Myers Squibb Company Retirement Income Plan. The Savings and Investment Program is a 401(k) plan that provides company matching contributions after six months of participation; however, you are eligible to enroll in the plan and begin making you own contributions beginning with the first pay period possible after your hire date. The Retirement Income Plan is a pension plan to which you do not make any contributions. With some limited exceptions (e.g., the Retirement Income Plan), you must enroll in the benefit plans to be able to participate. Please enroll in the plans within 31 days of your first day of employment. For enrollment and additional benefit information, kindly refer to the enrollment materials which will be provided to you. You will also be able to enroll on line by going to the Benefits Express Web site at https://BenefitsExpress.bms.com. In order to access Benefits Express you will need your new HR ID and HR PIN which will be mailed to you separately. If you have any questions in reference to receiving your benefit enrollment information, please contact the HR Service Center at 1-800-897-9700.

Employment Eligibility (I-9) Documentation

The Immigration Reform and Control Act of 1986 requires employers to verify the employment eligibility and identity of all new employees. In accordance with this Act, complete Section 1 of the attached I-9 Form and bring it and the appropriate identifying documents with you on your first day of employment. Please be aware that if any information that you are required to submit is not provided within three (3) business days of beginning employment, this offer may be withdrawn, and if withdrawn, your candidacy for employment with us will be terminated.

Preplacement Fitness-for-Work Evaluation and Background Check

This offer is contingent upon your satisfactory completion of the preplacement fitness-for-work evaluation, including a medical examination and drug test. Please contact Michelle Seabrook in New York at 212-546-2873 to arrange for your preplacement fitness-for-work evaluation. This offer is also contingent upon your satisfactory completion of a background check. After these processes are completed, you will be advised of the results.

Change of Control

Upon joining Bristol-Myers Squibb, you will be eligible to execute a Change-in-Control Agreement.

Invitation to Self-Identify

Bristol-Myers Squibb is a Federal contractor subject to Section 503 of the Rehabilitation Act of 1973 and the Vietnam-era Veterans Readjustment Assistance Act of 1974, as amended. As such, we are required to extend to applicants a post-offer invitation to self-identify as an individual with a disability or status as a covered veteran. Providing this information is voluntary and will be kept confidential in accordance with the law. Refusal to provide it will not have an adverse impact on an individual’s employment. This information will be used only in accordance with the Americans with Disabilities Act (ADA) and our equal opportunity policy.

Confidentiality Agreement

Before beginning work at Bristol-Myers Squibb Company, you will be required to sign our employee agreement covering patents, inventions, and confidential information. We also want you to understand that Bristol-Myers Squibb will expect you to retain in confidence and not to disclose to Bristol-Myers Squibb, or use in your employment with us, any confidential information you have obtained from your present or previous employers.

In addition you will be required to complete the Authorization for Release of any information in connection with the Employment Application Form. These forms will be sent to you under separate cover.

Mr. Jean-Marc Huet	February 28, 2008
Executive Offer Letter	Page 4

This offer is contingent upon our understanding that you have no contractual commitments or limitations that would prevent you from fulfilling the requirements for this role, and successful completion of formal references. As a Bristol-Myers Squibb employee, you will be an employee at will.

We look forward to your joining Bristol-Myers Squibb and hope you will find this offer satisfactory in every respect. Please sign the extra copy of “Page 5” enclosed and return it for our files. If you have any questions, please do not hesitate to call me at 212-546-4829.

Sincerely,

/s/ Sandra J. Holleran
Sandra J. Holleran
Vice President, Human Resources

Mr. Jean-Marc Huet	February 28, 2008
Executive Offer Letter	Page 5

I accept this offer with the terms and conditions as outlined in this letter:

/s/ Jean-Marc Huet	Date: March 4, 2008
Jean-Marc Huet